Exhibit 99.1

POOL CORPORATION UPDATES 2007 EARNINGS PROJECTION
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COVINGTON, LA (September 20, 2007) Pool Corporation (the “Company” or “POOL”) (NASDAQ/GSM: POOL) announced today that, based on projected third quarter 2007 results and current business trends, the Company is updating its estimated full year 2007 earnings projection to be in the range of $1.45 to $1.55 per diluted share compared to its previously communicated projected range of $1.75 to $1.85 per share.

“We continue to be affected by current real estate market pressures and the resulting impact on new pool construction.  These conditions have worsened over the past several months with the tightening of the credit markets as well as the ongoing slowdown in housing turnover.  Our most recent guidance, which was given on July 2nd, was based on average weather throughout all of our markets for the remainder of the year.  Unfortunately, as the year progressed, we continued to experience adverse weather in several of our key markets.  Additionally, the opening of 27 new sales centers in the past two years is now estimated to have a dilutive impact of approximately $0.15 on earnings per share for 2007,” commented Manuel Perez de la Mesa, the Company’s President and CEO

“The pool industry is experiencing a significant contraction, with new pool construction down an estimated 15 to 20 percent and adverse weather resulting in essentially flat year on year sales in maintenance, repair and replacement products.  In this challenging environment, we continue to grow market share and have further improved our competitive position.  When the market stabilizes, we expect to realize positive leverage from our investments, especially from our investments in people, facilities and programs.  In the interim, we are managing judiciously to ensure that expenses are consistent with current market conditions.  The fundamentals for the industry are very positive and we remain confident in our opportunities for strong long-term growth,” continued Perez de la Mesa.

Pool Corporation is the largest wholesale distributor of swimming pool and related outdoor lifestyle products.  Currently, POOL operates 284 sales centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to roughly 70,000 wholesale customers.  For more information about POOL, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings.  The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.  Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants, changes in the economy and other risks detailed in POOL’s 2006 Annual Report on Form 10-K and 2007 Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

CONTACT:

Craig K. Hubbard
Treasurer
985.801.5117
craig.hubbard@poolcorp.com